Exhibit 10.2

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the “Agreement”) is entered into as of March 15, 2013 (the “Effective Date”) by and between PROTO LABS LIMITED, a company registered in England and Wales with company number 05366160 (the “Company”), and JOHN TUMELTY (“Executive”), an individual residing in England, UK.

RECITALS

A.    Executive is employed by the Company under an Offer Letter dated 29 June 2005 (the “Offer Letter”).

B.    Executive is also party to an Employee Non-Disclosure and Inventions Assignment Agreement with Proto Labs, Inc., parent company of Proto Labs Limited, dated March 15, 2013 (the “Non-Disclosure Agreement”) attached as Exhibit A to this Agreement.

C.    Executive and Proto Labs, Inc. are parties to a Proto Labs, Inc. Non-Competition Agreement dated July 29, 2008 (the “Non-Competition Agreement”) attached as Exhibit B to this Agreement.

D.    Executive and Proto Labs, Inc. are parties to Option Agreements dated: December 21, 2010; May 7, 2012; February 15, 2013 (collectively, the “Option Agreements”), each of which provides Executive with an option to purchase a certain number of shares of Proto Labs, Inc.’s stock (“Shares”) pursuant to the applicable Option Agreement and Proto Labs, Inc.’s 2000 and 2012 Long-Term Incentive Plan (the “Plan”).

E.    It is desirable and in the best interests of the Company, its affiliates and their respective shareholders to continue to obtain the benefits of Executive’s services and attention to the affairs of the Company and its affiliates and to identify certain severance payments and benefits in the event that Executive is separated from employment with the Company under certain identified circumstances.

F.    For the reasons set forth above, the Company and Executive desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

AGREEMENTS

1.    Term. The term of this Agreement shall commence on the Effective Date and expire on December 31, 2015 (the “Expiration Date”), unless Executive’s employment is terminated at an earlier date in accordance with Section 4 hereof and/or the Offer Letter. The period between the Effective Date and the Expiration Date is referred to herein as the “Initial Term.” Effective as of the Expiration Date and each successive one year anniversary of the Effective Date (each an “Anniversary Date”), the term shall be automatically extended until the subsequent Anniversary Date (each a “Renewal Term”) unless either party gives written notice of non-renewal to the other party at least sixty (60) days prior to the Anniversary Date on which this Agreement would otherwise be automatically extended that such party elects not to extend the term. The Initial Term, together with any Renewal Terms, is the “Term.” If Executive remains employed by the Company after the Term, then Executive shall no longer be entitled to any severance payments or benefits under this Agreement and any severance rights Executive may have shall be governed by the Offer Letter, any other terms and conditions applicable to Executive’s employment and other relevant employment legislation.

2.    Non-Disclosure and Non-Competition. Executive acknowledges entering into the Non-Disclosure Agreement and the Non-Competition Agreement and hereby reaffirms Executive’s commitments and obligations under the Non-Disclosure Agreement and the Non-Competition Agreement. Nothing in this Agreement is intended to modify, amend, cancel or supersede the Non-Disclosure Agreement or the Non-Competition Agreement in any manner.

3.    Offer Letter. Executive acknowledges entering into the Offer Letter and hereby reaffirms Executive’s commitments and obligations under the Offer Letter. Although this Agreement is supplemental to the Offer Letter, the severance payments and benefits in Section 5 of this Agreement will not be payable unless Executive signs the compromise agreement referred to in Section 5.A. below. If Executive does not sign a compromise agreement in accordance with Section 5.A., he will not be entitled to any of the severance payments or benefits in Section 5 of this Agreement and the terms of the Offer Letter will continue to apply.

4.    Termination.

A.    Voluntary Termination. Except as provided in Sections 4.B. and C., each party hereto may terminate Executive’s employment in accordance with the notice provisions in the Offer Letter. The Company reserves the right in its absolute discretion to (i) require Executive to work his notice period; (ii) pay Executive his basic salary only in lieu of part or all of his notice period and/or (iii) require Executive to stay on ‘garden leave’ during all or part of his notice period on such terms as it deems appropriate, including requiring him to stay away from clients, customers and employees of the Company and its affiliates during such period.

(i)    If Executive resigns without Good Reason, then the Company shall have no further liability to Executive for any payment, compensation or benefit whatsoever, other than payment of Executive’s accrued but unpaid salary and benefits through the date of Executive’s termination.

(ii)    If Executive’s employment is terminated by the Company for Cause, then the Company shall have no further liability to Executive for any payment, compensation or benefit whatsoever, other than payment of Executive’s accrued but unpaid salary and benefits through the date of Executive’s termination.

(iii)    If the Company terminates Executive’s employment without Cause (as such term is defined in Section 4.C.) or Executive resigns for Good Reason (as set forth in Section 4.D.), and subject to Executive’s compliance with Section 5 of this Agreement (including entering into a compromise agreement in a form acceptable to the Company within the timescale required below) and with the Non-Disclosure Agreement and the Non-Competition Agreement, Offer Letter and any other terms and conditions to which Executive is subject, then Executive shall be entitled to severance payments and benefits as described in and pursuant to the terms and conditions of Section 5 of this Agreement.

B.    By Death. Executive’s employment shall be terminated automatically upon the death of Executive. The Company’s total liability in such event shall be limited to payment of Executive’s accrued but unpaid salary and benefits through the date of Executive’s death and no severance payments or benefits will be due to Executive under this Agreement.

C.    For Cause. Notwithstanding the terms of the Offer Letter, the Company may terminate Executive’s employment immediately without notice upon the occurrence of any one of the following events (each of which shall constitute a “Cause”):

(i)    Executive’s failure or refusal to perform satisfactorily the duties reasonably required of Executive by the Company;

(ii)    Executive’s material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses);

(iii)    Executive’s material breach of the Non-Disclosure Agreement, the Non-Competition Agreement, Offer Letter, any other terms and conditions of employment or any Company code of conduct;

(iv)    Executive engaging in any act or practice that involves personal dishonesty on the part of Executive or demonstrates a willful and continuing disregard for the best interests of the Company or its affiliates; or

(v)    While performing corporate duties and responsibilities, Executive engaging in conduct that would be reasonably expected to harm or bring disrepute to the Company, any of its affiliates, or any of their customers, employees or vendors.

D.    Good Reason. Executive’s resignation will be considered to be with “Good Reason” if, following the occurrence of one or more of the events listed below, Executive (1) provides written notice to the Company’s Board of Directors (the “Board”) of the event(s) constituting Good Reason within sixty (60) days after the first occurrence of such event(s), (2) the Company fails to reasonably cure such event(s) within thirty (30) days after receiving such notice, and (3) Executive serves notice of resignation (or leave immediately without serving his notice period) under the Offer Letter not later than thirty (30) days after the end of the period in which the Board may cure the event(s). The following events will give rise to Good Reason, unless Executive has consented thereto in writing or unless such events are permitted under the Offer Letter or other applicable English law:

(i)    a material reduction in Executive’s base salary, target incentive bonus or annual option grants, other than a reduction that is part of and proportionally consistent with a broad-based reduction in base compensation, target incentive bonus or annual option grants applicable to Company employees generally;

(ii)    a material diminution in Executive’s authority, duties or responsibilities;

(iii)    a change in the location of the Company facility or office where Executive is based to a location more than fifty (50) miles from the Company facility or office where Executive is based as of the Effective Date; or

(iv)    a material breach by the Company of any terms or conditions of this Agreement or any other agreement between Executive and the Company, which breach has not been cured by the Company within fifteen (15) days after written notice thereof to the Company from Executive.

5.    Severance

A.    Severance Payments. If the Company voluntarily terminates Executive’s employment without Cause (and other than as a result of Executive’s death ) or Executive resigns for Good Reason, and Executive’s termination date occurs during the Term, and provided that Executive signs a compromise agreement under which he waives and releases all claims (whether under contract, statute, common law, regulation, in equity or otherwise) against the Company and its affiliates in a form prescribed by and acceptable to the Company (the “Release”) as described below within thirty (30) days of the date on which notice of termination of employment is served by either party (save where Executive resigns for Good Reason without notice, in which case such agreement must be signed within thirty (30) days of the date on which Executive resigns without notice), and provided further that Executive is in compliance with Executive’s continuing obligations to the Company and its affiliates (including but not limited to those in the Offer letter Non-Disclosure Agreement and the Non-Competition Agreement), then:

(i)    Base Salary Cash Severance. The Company shall pay to Executive an amount equal to one times Executive’s annualized base salary as of Executive’s termination date (or, if Executive’s resignation is for Good Reason because the Company materially reduced Executive’s base compensation, one times Executive’s annualized base salary as of immediately before such material reduction), less deductions and withholdings required by law, payable in substantially equal installments in accordance with the Company’s regular payroll practices over the 12-month period immediately following Executive’s termination date; provided, however that any installments that otherwise would be payable within the 60-day period immediately following the termination date shall be delayed and payable with the installment that is payable on the Company’s first payroll date following the 60th day after Executive’s termination date. For the avoidance of doubt, this payment is inclusive of, supersedes and is in satisfaction of any right or claim Executive may have to pay or benefits during his notice period under the Offer Letter or otherwise.

(ii)    Pro Rata Bonus Payment. The Company shall pay to Executive a pro rata cash incentive bonus amount calculated by multiplying the annual cash incentive bonus Executive would have received under the Company’s annual cash incentive bonus plan for the calendar year in which the termination date occurs assuming Executive would have remained employed through the date Executive would have otherwise earned an annual cash incentive bonus under such year’s annual cash incentive bonus plan by a fraction, the numerator of which is the number of days Executive was employed by the Company during the calendar year in which Executive’s termination date occurs through and including Executive’s termination date and the denominator is 365, less deductions and withholdings required by law, payable in a lump sum at the same time as other eligible employees under the Company’s annual cash incentive bonus plan for such calendar year are paid their bonuses under such Company’s annual cash incentive bonus plan for such calendar year, but in any event no later than March 15 of the calendar year immediately following the calendar year in which Executive’s termination date occurs. For the avoidance of doubt, this payment is inclusive of, supersedes and is in satisfaction of any right or claim Executive may have to a bonus under the Offer Letter or otherwise.

(iii)    Benefits Continuation. If Executive was enrolled in a private medical insurance scheme by the Company immediately prior to Executive’s termination date, and if Executive requests prior to termination of his employment to continue such coverage the Company will, subject always to the insurance scheme rules and subject to coverage being available at rates acceptable to the Company, continue to pay to the insurance provider the premiums due for Executive and his dependents (to the extent they were covered immediately prior to termination of his employment) for the first twelve (12) months following the termination date For the avoidance of doubt, this benefit is inclusive of, supersedes and is in satisfaction of any entitlement Executive may have to benefits under the Offer Letter or otherwise.

(iv)    Vesting of Options. Notwithstanding any language in the Option Agreements or any other stock option agreement under the Plan or in the Plan to the contrary, if Executive has an unvested option to purchase Shares under any Option Agreement or any other stock option agreement under the Plan addressing Executive’s option to purchase Shares, then a pro rata portion of any such option scheduled to vest on the next anniversary of the grant date for such option will vest as of Executive’s termination date. The number of additional Shares that Executive will have the option to purchase as a result of such pro rata vesting will be determined by multiplying the total number of additional Shares Executive would have had the option to purchase as of the next anniversary of the grant date for such option assuming Executive would have remained employed through such anniversary by a fraction, the numerator of which is the number of days Executive was employed by the Company during the then-current option vesting year through and including Executive’s termination date and the denominator is 365.

6.    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction in accordance with Section 11 for injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

7.    Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign or delegate all or any portion of its rights and obligations under this Agreement to any affiliate or to any corporation or other business entity (i) with which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock. Any such current or future successor to which any right or obligation has been assigned or delegated shall be deemed to be the “Company” for purposes of such rights or obligations of this Agreement. The rights and, obligations under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legatees, administrators and personal representatives of Executive and upon the successors, affiliates, representatives and assigns of the Company.

8.    Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law, and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid, or unenforceable under present or future law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

9.    Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

If to the Company:

Proto Labs Limited, c/o Proto Labs, Inc.

5540 Pioneer Creek Drive

Maple Plain, MN 55359

Attention: President and CEO

If to the Executive:

John Tumelty

The Hollies

Bagley

Ellesmere

Shropshire

SY12 9BZ, England

Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

10.    Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of the party’s obligations specified herein or reasonably implied from the terms hereof.

11.    Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of England and Wales without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than England and Wales. The parties agree that any dispute concerning this Agreement is to be brought in the courts of England and Wales and consent to jurisdiction and venue therein.

12.    Entire Agreement. This Agreement, the Offer Letter, any terms and conditions of employment, the Non-Disclosure Agreement, the Non-Competition Agreement, and the Option Agreements and the Plan contain the entire understanding and agreement between the parties, except as otherwise specified herein, and supersede any other agreement between Executive and the Company, whether oral or in writing, with respect to the same subject matter; provided, however, that nothing herein shall supersede or replace any Proto Labs, Inc. equity-based compensation plans and any award agreements with the Executive entered into thereunder.

13.    No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14.    Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

PROTO LABS LIMITED

By

EXECUTIVE:

JOHN TUMELTY